Exhibit 15.1

Certified Public Accountants	Rothstein Kass 1350 Avenue of the Americas New York, NY 10019 tel 212.997.0500 fax 212.730.6892 www.rkco.com	Beverly Hills Dallas Denver Grand Cayman New York Roseland San Francisco Walnut Creek

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 20-F of Navios Maritime Acquisition Corporation of our report, dated January 29, 2010 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey
March 15, 2012